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                                                                    Exhibit 10.2


                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

         This Second Amendment to Employment Agreement (this "Amendment"), dated and effective as of the 1st day of September, 1998, is by and between HighwayMaster Corporation, a Delaware corporation ("Employer"), and William C. Saunders, an individual residing in Dallas County, Texas ("Employee").

                                    RECITALS

         Employer and Employee entered into that certain Employment Agreement, dated and effective as of the 4th day of February, 1994, as amended as of the 7th day of February, 1994 and amended as of the 13th day of December 1994 (the "Employment Agreement"), and the parties wish to further amend the Employment Agreement to reflect certain changes in the employment of Employee, such changes having been approved by the Board of Directors of Employer at a meeting of the Board of Directors held on September 15, 1998.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein and in the Employment Agreement, Employer and Employee, intending to be legally bound, hereby agree as follows:

1. Change of Title. Every occurrence of the title "President and Chief Executive Officer" as it occurs in the Employment Agreement, as previously amended, shall be deleted and replaced with the term "Chairman of the Board".

2. Change of Duties. Section 2 of the Employment Agreement shall be replaced in its entirety with the following:

         2. Position and Responsibilities of Employee. Employee shall be employed as the Chairman of the Board of Employer and shall be stationed in Dallas County, Texas during the term of this Agreement. Employee will devote substantially his full working time efforts in furtherance of his employment responsibilities set forth in this Agreement. In addition to performing duties normally assigned to the Chairman of the Board of comparable corporations, Employee will perform services of an executive nature to assist the management of the Employer generally to the extent his expertise, knowledge, and business relationships will be of benefit to Employer's management in the furtherance of Employer's business. Such assistance to the management of the Employer will be at the discretion of and pursuant to the direction of the Chief Executive Officer of the Employer. Unless specifically directed and authorized by the Chief Executive Officer of the Employer or by the Board of Directors of the Employer, Employee will not be authorized to execute or enter into contracts on the Employer's behalf. The failure of Employee to perform any of the duties set forth in this Section 2 shall not be grounds for Employer to withhold payment of any of the compensation set forth in Section 3 below or to offset Employer's damages against the payments set forth in Section 3 below. The failure of employee to perform its duties under this Section 2 shall not entitle Employer to a cause of action against Employee.



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3.       Compensation. Section 3 of the Employment Agreement shall be replaced in its entirety with the following:

         3. Compensation. Employee shall receive a monthly salary of $33,333.33. Employee shall be entitled to participate in the employee benefit plans provided by Employer for all executive employees generally, including a special monthly automobile allowance of five hundred dollars ($500.00). Employee shall be entitled to four weeks paid vacation during each calendar year. The payment of the monthly salary amount specified above shall survive termination of this Agreement under the circumstances set forth in Section 7 below, whereas the executive benefit plans and vacation time accrual shall be effective and shall accrue to Employee's benefit only for the time periods that Employee is actually employed as a full-time employee of Employer except to the extent the terms of such plans expressly provide for the continuation of benefits after such time.

4.       No Changes to Section 4.

5.       Protective Covenants.

         The first full paragraph of Section 5 shall be modified by adding the following sentence, as the second to last sentence in the paragraph, immediately after the definition of "Trade Secrets":

         "Proprietary Information" and "Trade Secrets" shall also include such Proprietary Information and Trade Secrets that Employee obtains while on site at the HighwayMaster premises after the date of his termination of employment.

         Section 5(b) of the Employment Agreement shall be amended by adding the following sentence:

         This Covenant Not to Compete shall not prohibit Employee from soliciting or contracting Qualcomm, AMSC, or any other competitor of the Company for the purpose of sponsoring an automotive racing program with which Employee may be involved. Although Employee may sign autographs, entertain guests at racing-related events, and similarly interact with customers and potential customers of competitors at racing-related events, Employee will not actively engage himself in the direct person-to-person sales efforts of such competitors.

6. Termination. Section 6 of the Employment Agreement shall be replaced in its entirety as follows:

         6. Termination. This Agreement may be terminated by either party on or after December 1, 1998 upon written notice to the other party. However, termination prior to certain dates set forth in Section 7 below shall result in adjustments in payments and other matters as set forth in
         Section 7 below. The provisions of Sections 5 and 7 hereof

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         shall survive the termination of this Agreement to the extent necessary or reasonably appropriate to effect the intent of the parties hereto as expressed in such provisions.

7. Compensation Upon Termination. Section 7 of the Employment Agreement shall be replaced in its entirety as follows:


         7.       Compensation Upon Termination.

                  (a) General. Upon the termination of Employee's employment under this Agreement before the expiration of the stated term hereof for any reason, Employee shall be entitled to (i) the salary earned by him before the effective date of termination, as provided in Section 3(a) hereof, prorated on the basis of the number of full days of service rendered by Employee during the year to the effective date of termination, (ii) any accrued but unpaid vacation or sick leave benefits in accordance with the accrual policies of the Employer, and
         (iii) any authorized but unreimbursed business expenses. Under certain conditions as set forth in subsections (b) and (c) below, Employee shall be entitled to additional compensation upon termination.

                  (b) Termination by Employee. Upon termination of this Agreement by Employee by written notice to Employer for any reason to be effective prior to December 1, 1998, Employer shall pay to Employee the sum of $200,000 on January 1, 1999. Upon termination of this Agreement by Employee by written notice to Employer for any reason to be effective on or after December 1, 1998 but prior to September 1, 1999 (or at any time upon death or permanent disability), Employer shall pay to Employee an immediate lump sum payment which is equal to the total remaining compensation which would have been payable to Employee through September 1, 1999 pursuant to the first sentence of
         Section 3 above if Employee's employment had not terminated; provided, however, that if such termination is effective in 1998, such lump sum payment will instead be due on January 1, 1999. Terms regarding vesting and exercise of certain stock options of Employee are separately set forth in the stock option agreement between Employee and Employer dated as of September 18, 1998, that was executed concurrently with that certain Second Amendment to Employment Agreement between Employer and Employee dated effective as of September 1, 1998.

                  (c) Termination by Employer. Upon termination of this Agreement by Employer prior to September 1, 1999 for any reason, Employer shall pay to Employee an immediate lump sum payment which is equal to the total remaining compensation which would have been payable to Employee through September 1, 1999 pursuant to the first sentence of Section 3 above; provided, however, that if such termination is effective in 1998, such lump sum payment will instead be due on January 1, 1999. Terms regarding vesting and exercise of certain stock options of Employee are separately set forth in the stock option agreement between Employee and Employer dated as of September 18, 1998, that was executed concurrently with that certain Second Amendment to Employment Agreement between Employer and Employee dated effective as of September 1, 1998.

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                  (d) Release. Upon termination of this Agreement, Employer will release (and does hereby release), and will cause each of the other Releasors (as defined in Exhibit A) to release, each of the Released Parties (as defined in Exhibit A) from any and all Claims (as defined in Exhibit A) that arise on or before the termination of this Agreement (other than those that arise pursuant to Section 5 after the date of this Agreement or as a result of intentional fraud or criminal conduct by Employee after the date of this Agreement). Employer will effect such obligation by executing and delivering, and causing each of the other Releasors (as defined in Exhibit A) a release in form and substance similar to that attached as Exhibit A, but appropriately modified to reflect the foregoing.

8. Term. Section 8 of the Employment Agreement shall be amended to read as follows:

         8. Term. The stated term of this Agreement and the employment relationship created hereunder shall be and remain in effect for one full year, commencing on the date hereof, unless sooner terminated in accordance with Section 6 hereof.

9. Notices. The addresses for notice set forth in Section 13 of the Employment Agreement shall be amended as follows:

         HighwayMaster Corporation
         1155 East Kas Drive
         Richardson, Texas  75081

         William C. Saunders
         1155 East Kas Drive
         Richardson, Texas  75081

10. Incorporation of Amendment. This Amendment shall be included with and incorporated into the Employment Agreement for all purposes.

11. Mutual Release. The following shall be added to the Employment Agreement as Section 18:

         18. Mutual Release. In exchange for the promises in this Agreement, the parties have caused to be fully executed and delivered releases in the form attached hereto as Exhibits A and B, respectively.

12. Shareholder Voting. To the extent a vote of the shareholders of the Company or its parent are required to implement the terms and intent of this Amendment, such as by voting in favor of the change in the title and position of Employee, Employee agrees to vote shares held by him in favor of any resolutions which may be required to implement the terms and intent of this Amendment.

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13.      No Offset of Amounts Payable to Employee. The following shall be added to the Employment Agreement as Section 19:

         19. No Offset of Amounts Payable to Employee. Amounts payable by Employer to Employee pursuant to this Agreement shall not be offset with any amounts payable by Employee to Employer, regardless of whether such amounts arise out of Employee's breach of this Agreement or any other dispute.

14. Limitations. The following shall be added to the Employment Agreement as Section 20:

         20. Limitations. Employer hereby acknowledges that the benefits to be received by it under this Agreement (other than those pursuant to Section 5) are fully received at the date Employee executes and delivers this Agreement. IT IS EXPRESSLY AGREED AND UNDERSTOOD THAT THE SOLE AND EXCLUSIVE REMEDY FOR A BREACH OF THIS AGREEMENT BY EMPLOYEE (OTHER THAN A BREACH OF SECTION 5 OR INTENTIONAL FRAUD) IS TERMINATION. Furthermore, Employer hereby acknowledges that it shall not be entitled to recover damages in excess of actual damages as a result of any breach of Section 5 of this Agreement or any breach of this Agreement caused by the intentional fraud of Employee and hereby waives any and all rights to consequential, punitive, extraordinary, exemplary, indirect, special, or other damages, however characterized, that exceed actual damages.

15. Insurance and Indemnification. The following shall be added to the Employment Agreement as Section 21:

         21. Insurance and Indemnification. Employer hereby agrees to maintain in full force and effect, during the Indemnity Term, indemnification obligations and insurance that satisfy the requirements of this Section. The indemnification obligations required by this Section must
         (a) indemnify Employee against any and all claims that may be brought against him as a result of being or having been an officer, director, employee, or agent of, or having any other relationship (contractual or otherwise) with any of the Releasing Parties; (b) have terms (e.g., rights to receive indemnification and expense reimbursement, standards for receiving indemnification and expense reimbursement, etc.) that are no less favorable to Employee than the terms of the indemnification obligations that are currently in place; and (c) have terms (e.g., rights to receive indemnification and expense reimbursement, standards for receiving indemnification and expense reimbursement, etc.)
         that are no less favorable to Employee than the terms of the indemnification obligations that hereafter benefit any officer, director, employee, or agent of any of the Releasing Parties. The insurance required by this Section must (a) insure Employee against any and all claims that may be brought against him as a result of being or having been an officer, director, employee, or agent of, or having any other relationship (contractual or otherwise) with any of the Releasing Parties; (b) have terms (e.g., amount, coverage, creditworthiness of the insurer, etc.) that are no less favorable to Employee than the terms of the insurance policies that are currently in place; and (c) have terms (e.g., amount, coverage, creditworthiness of the insurer, etc.) that are no less favorable to Employee than the terms of the insurance policies that are hereafter obtained for the


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         benefit of any officer, director, employee, or agent of any of the
         Releasing Parties. "Indemnity Term" means the term of this Agreement and thereafter for at least eight years and, to the extent any claim is pending or threatened at the end of such eight-year period, until each such claim is fully and finally resolved (through a final, unappealable court order, arbitration award, settlement, or otherwise) in a manner that conclusively determines the ultimate liability of Employee with respect thereto. Employer shall promptly furnish evidence reasonably satisfactory to Employee of its compliance with this Section. If Employer fails to so furnish such evidence to Employee, Employee may, at the expense of Employer, obtain such insurance. Employer will promptly reimburse Employee for the cost of any such insurance plus pay interest on the amount thereof at the highest lawful rate from the date Employee requests such payment until Employee is fully paid.

         In any instance where Employer is required to indemnify Employee pursuant to this Section 21, Employee shall provide reasonably prompt notice to Employer of any covered claim or threat of claim that Employee knows about, and shall allow Employer to choose counsel, manage litigation, and settle litigation to the extent of Employer's indemnity.

16. Exhibits. The Employment Agreement is hereby amended to add as Exhibits A, B, and C thereto Exhibits A, B, and C to this Amendment.


         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                               EMPLOYER:
                                               HIGHWAYMASTER CORPORATION


                                               By: /S/ JANA A. BELL
                                                   ----------------------------
                                                   Jana A. Bell.
                                                   President and CEO

                                               EMPLOYEE:


                                               /S/ WILLIAM C.  SAUNDERS
                                               --------------------------------
                                               WILLIAM C. SAUNDERS





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